                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

  [X] Preliminary Proxy Statement [_] Confidential, for use of the Commission only (per Rule 14a-6(e)(2))

  [_] Definitive Proxy Statement

  [_] Definitive Additional Materials

  [_] Soliciting Material Pursuant to Rule 14a-ll(c) or Rule 14a-12

                               AGRIBIOTECH, INC.
               (Name of Registrant as Specified In Its Charter)

                               AGRIBIOTECH, INC.
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

  [X] No fee required.

  [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
  11.

    (1) Title of each class of securities to which transaction applies:
    (2) Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated, and state how it was determined):
    (4) Proposed maximum aggregate value of transaction:
    (5) Total fee paid:

  [_] Fee paid previously with preliminary materials.

  [_] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-ll(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid: $
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing Party:
    (4) Date Filed:

                               AGRIBIOTECH, INC.
                           120 CORPORATE PARK DRIVE
                            HENDERSON, NEVADA 89014

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 22, 1999

                               ----------------

TO THE STOCKHOLDERS OF AGRIBIOTECH, INC.:

  You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of AgriBioTech, Inc. (the "Company"), which will be held at 10:00 a.m. (local time) on February 22, 1999, at the offices of the Company, at 120 Corporate Park Drive, Henderson, Nevada 89014, to consider and act upon the following matters:

    (1) The election of a Board of Directors consisting of six (6) persons to hold office for a one-year term and until their successors are duly elected and qualified.

    (2) The adoption of an amendment to the Company's Articles of Incorporation increasing the number of authorized shares of Common Stock from 75 million to l00 million shares.

    (3) The transaction of such other business as may properly come before the Annual Meeting or any adjournments thereof.

  Only stockholders of record at the close of business on December 31, 1998 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

                                          By Order of the Board of Directors,

                                          John C. Francis,
                                          Secretary

Date: January    , 1999


 WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, AND RETURN IT WITHOUT DELAY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

 YOUR PROXY IS REVOCABLE AND WILL NOT BE USED IF YOU ARE PRESENT AND PREFER TO VOTE IN PERSON OR IF YOU REVOKE THE PROXY.

                               AGRIBIOTECH, INC.
                           120 CORPORATE PARK DRIVE
                            HENDERSON, NEVADA 89014

                               ----------------

                                PROXY STATEMENT

                               ----------------

  These proxy materials are being furnished to holders of common stock, $.001 par value ("Common Stock") of AgriBioTech, Inc., a Nevada corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company and for any adjournment or adjournments thereof (the "Annual Meeting"), to be held at 10:00 a.m. (local time) on February 22, 1999 at of the offices of the Company at 120 Corporate Park Drive, Henderson, Nevada 89014, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. A form of proxy (the "Proxy") for the Annual Meeting on which you may indicate your votes as to each of the proposals described in this Proxy Statement is enclosed.

  All Proxies that are properly completed, signed and returned to the Company prior to the Annual Meeting, and that have not been revoked, will be voted in accordance with the stockholder's instructions contained in such Proxy. In the absence of contrary instructions, shares represented by such Proxy will be voted FOR the election of the nominees for Director as set forth herein and FOR the adoption of Proposal 2.

  The vote of the plurality of the votes cast at the Annual Meeting will decide the election of directors. The affirmative vote by holders of a majority of the Common Stock issued and outstanding on the Record Date (as defined below) is required for the adoption of Proposal 2.

  Shares represented by Proxies that are marked "ABSTAIN" as to any Proposal and Proxies that are marked to deny authority on all other matters will not be included in the vote totals and, therefore, will be counted in determining the existence of a quorum but will have no effect on the voting. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will be counted in determining the existence of a quorum and will be voted "FOR" election of the nominees, and for adoption of Proposal 2, the increase in the number of authorized shares of Common Stock.

  On December 31, 1998 (the "Record Date"), there were [41,000,000] shares of Common Stock outstanding. Only holders of Common Stock as of the Record Date will be entitled to vote at the Annual Meeting.

  The Board of Directors does not anticipate that the director nominees will be unavailable for election and does not know of any other matters that may be brought before the Annual Meeting. In the event that any other matter shall come before the Annual Meeting or the nominees are not available for election, the persons named in the enclosed Proxy will have discretionary authority to vote all Proxies not specifying to the contrary with respect to such matter in accordance with their best judgment.

  As described below under Proposal 2, on October 8, 1998, the Company announced it had retained Merrill Lynch & Co. as its investment banker primarily to explore alternatives to maximize shareholder value and subsequently added Deutsche Bank Securities as an advisor for such transactions. The Company has said it is exploring all alternatives, including the option of a strategic equity partner or fund willing to acquire at least a 20% interest in the Company, up to a complete acquisition of the Company. In the event that information on such a proposed transaction requiring shareholder approval becomes available prior to the Annual Meeting, supplemental proxy materials will be provided to you. No action will be taken on such a transaction without your receiving such supplemental proxy materials in advance, including the solicitation of your proxy with respect to a proposed transaction.

  A stockholder may revoke his Proxy at any time before it is exercised by filing a notice of revocation with the Secretary of the Company at its principal executive offices, by filing a duly executed Proxy bearing a later date, or by appearing in person at the Annual Meeting and expressing a desire to vote his shares in person.

  A list of stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholder, for any purpose germane to the meeting, at the executive offices of the Company, 120 Corporate Park Drive, Henderson, Nevada 89014, during ordinary business hours for ten days prior to the Annual Meeting. Such list will also be available during the Annual Meeting.

  This Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders, the Proxy, the 1998 Annual Report to Stockholders, including financial statements, are expected to be mailed commencing on or about January [11], 1999 to stockholders of record on December 31, 1998.

                               VOTING SECURITIES

  December 31, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof. As of that date, the Company had [41,000,000] shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote with respect to each matter set forth in the Notice of Meeting.

  The following table sets forth information as of December 31, 1998, based on information obtained from the persons named below, with respect to the beneficial ownership of shares of Common Stock by (i) each person known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each Director, (iii) all Executive Officers named under the heading "Executive Compensation" and (iv) all Executive Officers and Directors as a group, the number of shares, warrants and options known to the Company to be held by each as of the date of this Proxy Statement; and the percentage of outstanding shares of Common Stock to be beneficially owned by each:

                                                                     PERCENTAGE
                                            AMOUNT AND NATURE OF     OF COMMON
   NAME AND ADDRESS OF BENEFICIAL OWNER    BENEFICIAL OWNERSHIP(1) STOCK OWNED(2)
   ------------------------------------    ----------------------- --------------
   Johnny R. Thomas(3)...................         2,025,207(4)           5.0%
   John C. Francis(3)....................         1,014,815              2.5%
   Scott J. Loomis.......................         1,174,207              2.9%
   Kent Schulze(3).......................           185,000(5)             *
   James W. Hopkins......................            25,000                *
   Richard P. Budd.......................           721,368(6)           1.8%
   Henry A. Ingalls(3)...................         1,302,378(7)           3.2%
   Quantum Partners LDC..................         4,562,882(8)          10.9%
    Kaya Flamboyan 9, Willemstad, Curacao
    Netherlands Antilles
   All executive officers and directors
    as a group (8 persons)...............         5,660,597(9)          13.6%

--------
 *  Represents less than 1%.

(1) Unless otherwise noted, the Company believes that each person has sole voting and investment power with respect to all shares of Common Stock beneficially owned, subject to community property laws, where applicable. Each person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of determination upon the exercise of warrants or options. The percentage ownership of each person is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date of determination have been exercised.

(2) Based on [41,000,000] shares outstanding as of December 31, 1998.

(3) This person's address is c/o the Company, 120 Corporate Park Drive, Henderson, Nevada 89014.

(4) Includes an aggregate of 228,500 shares of Common Stock gifted by Dr. Thomas to his wife and children over which he retains voting power and disposition power and up to 60,000 shares of Common Stock which Dr. Thomas intends to gift to unaffiliated non-for-profit charities.

(5) Includes 180,000 shares issuable upon exercise of currently exercisable options, but excludes 240,000 shares underlying options not currently exercisable.

(6) Excludes 701,368 shares issued on January 6, 1998 in connection with the Company's acquisition of Lofts Seed, Inc. and related entities. Mr. Budd disclaims beneficial ownership of 1,298,632 shares owned by other former shareholders of the acquired entities including the Richard P. Budd Irrevocable Living Trust. Also includes 20,000 shares issuable upon exercise of options granted January 6, 1998 when Mr. Budd became a Director of the Company.

(7) Includes 1,225,000 shares issuable upon exercise of currently exercisable options (475,000 for cash only) and 13,000 shares held by Mr. Ingalls' minor child for which Mr. Ingalls disclaims beneficial ownership. Effective November 2, 1998, Mr. Ingalls is no longer deemed to be an executive officer.

(8) Includes 344,900 and 270,000 shares issuable upon conversion of Warrants granted on May 13, 1998 and August 28, 1998, respectively. Soros Fund Management LLC ("SFM LLC") serves as principal investment manager to Quantum Partners LDC and as such, has been granted investment discretion over Quantum Partners' shares. In such capacity SFM LLC may be deemed to have voting and dispositive power over such shares. Mr. George Soros, as chairman of SFM LLC, and Mr. Stanley Druckenmiller, as Lead Portfolio Manager of SFM LLC, may also be deemed to have voting power over such shares.

(9) Includes the Company's directors and current non-director executive officers (Randy Ingram and Thomas B. Rice), but excludes Henry A. Ingalls. Also includes 500,000 shares underlying options held by directors and current executive officers.

                       PROPOSAL 1--ELECTION OF DIRECTORS

  The six (6) nominees of management for election as Directors of the Company at the Annual Meeting are currently serving as Directors of the Company. If elected, a Director of the Company will hold office until the next Annual Meeting of Stockholders and until his successor is duly elected and qualified or until his death, resignation or removal. It is intended that the accompanying form of Proxy will be voted FOR the election as Directors of the nominees named below, unless the Proxy contains contrary instructions.

  Management has no reason to believe that the nominees will not be candidates or will be unable to serve. However, in the event that any nominee should become unable or unwilling to serve as a Director, the Proxy will be voted for the election of the remainder of those named, and for such substitute person as shall be designated by the Directors.

  The following table sets forth information concerning nominees for Director of the Company:

   NAME                      AGE                    POSITIONS
   ----                      ---                    ---------
   Johnny R. Thomas.........  57 Chief Executive Officer and Director
   Kent Schulze.............  54 President, Chief Operating Officer and Director
   John C. Francis..........  49 Vice President, Secretary and Director
   Scott J. Loomis..........  50 Vice President and Director
   James W. Hopkins.........  63 Director(1)
   Richard P. Budd..........  56 Director(1)

--------
(1) Member of the Audit, Compensation and Stock Option Committees.

  Johnny R. Thomas has served as Chairman of the Board and Chief Executive Officer of the Company since April 1, 1994, a director of the Company since September 30, 1993, and was President of the Company from April 1, 1994 until December 31, 1997. He was President, Chairman of the Board and Chief Executive Officer of FiberChem, Inc. ("FCI") from its inception in December 1986 until March 31, 1994. Dr. Thomas received his Ph.D. degree in genetics/plant breeding from Oregon State University in 1966.

  Kent Schulze has served as President and Chief Operating Officer of the Company since January 1, 1998 and as a director since May 8, 1996. He served as a consultant to the Company from June 1997 until January 1998. Mr. Schulze is the President and co-founder of Access Plant Technology, Inc., a technology transfer firm which he founded in April 1996. From April 1990 to March 1996, Mr. Schulze was President and Chief Executive Officer of Northrup King Company, a seed developer and marketing subsidiary of Sandoz Corp., the world's second largest seed company. From 1986 to 1990, Mr. Schulze was President and Chief Operating Officer of DEKALB-Pfizer Genetics, where he was responsible for that company's worldwide seed operations.

  John C. Francis has served as Vice President, Secretary and a director of the Company since April 1, 1994. He was the Chief Financial Officer of the Company from April 1994 until April 1996. Mr. Francis served as Vice President, Chief Financial Officer and a Director of FCI from its inception in December 1986 until March 31, 1994. Mr. Francis also served as a Director of FCI Environmental, Inc., a wholly-owned subsidiary of FCI ("FCI Environmental") from January 1990 until March 31, 1994 and served as Director of Marketing of FCI Environmental from September 1, 1993 to December 31, 1993.

  Scott J. Loomis has served as Vice President of the Company since April 1, 1994 and was President, Secretary and a director of the Company from September 30, 1993 until March 31, 1994. He served as Chairman of the Board of FCI from August 1995 until December 1997, served as FCI's President from April 1994 until August 1995 and was a director of FCI from June 1989 until December 1997. He was a director of FCI Environmental from January 1990 until December 1997. Mr. Loomis has been a licensed attorney in the State of Arizona since 1974.

  James W. Hopkins has served as a director of the Company since January 1997 and also as a consultant to the Company since June 1997. Since July 1996, he has served as President of Agriworld Technologies, an agricultural consulting firm. Prior thereto, from December 1993, he served as Vice President of Mycogen Corporation and General Manager of Mycogen Seeds. For Mycogen Corporation, Mr. Hopkins worked on strategic alliances, joint ventures, acquisitions and mergers and was responsible for all global seed activities. For Mycogen Seeds he was responsible for the consolidation of four autonomous operating companies. Between 1963 and 1992, Mr. Hopkins had a variety of responsibilities with four different seed companies. He has extensive experience in the summer annual forage crops.

  Richard P. Budd was elected a director of the Company on January 6, 1998 upon the Company's acquisition by merger of Lofts Seed, Inc. Mr. Budd served as the Chief Executive Officer of Budd Seed, Inc. an affiliated company of Lofts from 1985 and of Lofts Seed, Inc. from June 1996 until both companies were acquired by the Company in January 1998. Mr. Budd has also been the Chief Executive Officer of The Budd Group since 1964. The Budd Group is a service company engaged in primarily janitorial, landscape, security guard, and administrative support services, which had a management services agreement with the Company from January 6, 1998 through December 31, 1998. Mr. Budd is President of Sylco Aviation, Inc. and the Vice Chairman of High Point University.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

  The Board of Directors held two meetings during Fiscal 1998 and conducted other business by unanimous written consent. Each Director attended both Board meetings and at least 75% of the meetings of the committees on which he served.

  The Board of Directors has established Audit, Stock Option and Compensation Committees, each of which consists of Mr. Budd and Mr. Hopkins. The Audit Committee met two times during Fiscal 1998 and the Stock Option and Compensation Committee each met once. Each of these committees also conferred by telephone during Fiscal 1998 and the Stock Option Committee conducted business by unanimous written consent.

  Among the duties of the Compensation Committee are the making of recommendations to the Board of Directors concerning remuneration for officers and key employees of the Company, and the review of any compensation and incentive programs for executive officers, consultants and others. There are no Compensation Committee or Board of Directors interlocking relationships with respect to the Company.

  The duties of the Audit Committee include recommending the independent public accountants to serve as the Company's auditors, reviewing and considering the actions of management in matters relating to audit functions, reviewing with such accountants the scope and results of their audit engagement, reviewing the financial statements and information included in the Company's filings with the Securities and Exchange Commission, reviewing the Company's system of internal controls and procedures and reviewing the effectiveness of procedures intended to prevent violations of laws and regulations.

  The Stock Option Committee is charged with the administration of the Company's grant of stock options.

SEED ADVISORY COMMITTEE

  The Company has established a Seed Advisory Committee (the "SAC") consisting of seed industry experts with a wide variety of experience. Fred Clark, the Company's Manager of International and Domestic Relations and past President of the American Seed Trade Foundation and founder of Clark Seeds, Inc., an ABT subsidiary, is serving as the Chairman of the SAC. The SAC will be used as a general resource for the Company's management team. The SAC currently consists of six members including Mr. Clark.

EXECUTIVE OFFICERS

  The names and business backgrounds of the current Executive Officers of the Company who are not Directors of the Company are:

                                                                              YEAR FIRST
   NAME                     AGE         POSITIONS WITH THE COMPANY          BECAME OFFICER
   ----                     ---         --------------------------          --------------
   Randy Ingram............  39 Vice President, and Chief Financial Officer      1998

   Thomas R. Rice..........  51 Vice President, Director of Research             1998

  Randy Ingram was elected Chief Financial Officer of the Company on November 2, 1998. Prior thereto, from September 1998, he served as Vice President of the Company. From January 1996, until September 1998, Mr. Ingram was Head, Business Planning and Development at global headquarters of Novartis Seeds AG (Basel, Switzerland). Prior thereto, from March 1993, he served as Vice President of Finance and Chief Financial Officer at Northrup King Co., at the time an operating unit of Sandoz Seeds, Ltd. He is a Certified Public Accountant, with extensive postgraduate work in executive education at leading U.S. institutions.

  Thomas R. Rice was elected Vice President, Director of Research of the Company on January 1, 1998. Mr. Rice has over 20 years of experience in the seed industry in both research and management. From 1976 to 1985, Mr. Rice worked for Pfizer, Inc. where he served as senior research scientist, project leader and manager. From 1985 to 1990, he served as Vice President, Director of Research and Executive Vice President of DEKALB--Pfizer Genetics. From 1990 to 1993, Mr. Rice was the President and Chief Operating Officer of DEKALB Plant Genetics and from 1993--1995 he served as the Senior Vice President, Research of DEKALB Genetics Corp.

  Kathleen L. Gillespie, Vice President of Mergers and Acquisitions, was an executive officer during the fiscal year ended June 30, 1998. Effective July 1, 1998, Ms. Gillespie is no longer deemed to be an executive officer. Henry
A. Ingalls, Vice President, Treasurer and Chief Financial Officer, was an executive officer during the fiscal year ended June 30, 1998 and through November 1, 1998. Effective November 2, 1998, Mr. Ingalls ceased to serve as Chief Financial Officer of the Company and is no longer deemed to be an executive officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Pursuant to Section 16 of the Securities Exchange Act of 1934, the Company's executive officers, Directors and persons who own more than ten percent of the Company's Common Stock, are required to file certain reports, within specified time periods, indicating their holdings of and transactions in the Common Stock and derivative securities. Based solely on a review of such reports provided to the Company and written representations from such persons regarding the necessity to file such reports, the Company is not aware of any failures to file reports or report transactions in a timely manner during the fiscal year ended June 30, 1998, except that Messrs. Thomas, Francis and Loomis each filed one late report on Form 4 concerning one transaction each, and Messrs. Hopkins and Schulze each filed one late report on Form 5 concerning one transaction each.

EXECUTIVE COMPENSATION

 Summary Compensation Table

  The following table sets forth all compensation awarded to, earned by, or paid for all services rendered to the Company during the fiscal year ended June 30, 1998 ("Fiscal 1998"), the fiscal year ended June 30, 1997 ("Fiscal 1997"), and the Fiscal year ended June 30, 1996 ("Fiscal 1996") by those persons who served as Chief Executive Officer and any Named Executive Officers who received compensation in excess of $100,000 during Fiscal 1998.

                                                                    LONG-TERM
                                    ANNUAL COMPENSATION            COMPENSATION
                               ----------------------------------  ------------
                                                        OTHER
                                                        ANNUAL        SHARES
   NAME AND PRINCIPAL                                COMPENSATION   UNDERLYING
        POSITION          YEAR SALARY($)    BONUS($)    ($)(1)      OPTIONS(#)
   ------------------     ---- ---------    -------  ------------  ------------
Johnny R. Thomas,........ 1998 $ 60,000     $   -0-    $    -0-           -0-
 President and CEO        1997   84,000         -0-     131,906(2)        -0-
                          1996   84,000         -0-         -0-     1,000,000
Henry A. Ingalls,........ 1998  150,000      30,000      20,000           -0-
 Vice President, CFO, and
  Treasurer               1997  150,000      30,000      26,250(2)        -0-
                          1996   37,500(3)    7,500       5,000     1,250,000

--------
(1) The above compensation figures do not include the cost to the Company of benefits, including premiums for life and health insurance and any other personal benefits provided by the Company to such persons in connection with the Company's business, which were in any event below reportable thresholds.

(2) Includes the difference between the exercise price and the fair market value of options (the "spread") on the date of exercise of in-the-money options, but excludes the spread for options not in-the-money when exercised.

(3) Mr. Ingalls became Vice President, Chief Financial Officer, and Treasurer of the Company on April 3, 1996. Effective November 2, 1998, Mr. Ingalls ceased to serve as Chief Financial Officer of the Company, and is no longer deemed to be an executive officer.

 Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

  The table below includes information regarding the value realized on option exercises and the market value of unexercised options held by the Named Executive Officers in the Summary Compensation Table during Fiscal 1998.

                                                           NUMBER OF             VALUE OF UNEXERCISED
                           SHARES                  UNEXERCISED OPTIONS AT FY-  IN-THE-MONEY OPTIONS AT
                         ACQUIRED ON     VALUE               END (#)                  FY-END ($)
          NAME           EXERCISE (#) REALIZED ($) EXERCISABLE/ UNEXERCISABLE EXERCISABLE/ UNEXERCISABLE
          ----           -----------  ------------ -------------------------- --------------------------
Johnny R. Thomas........     -0-          $-0-                -0-                   $          -0-
Henry A. Ingalls........     -0-           -0-           1,225,000/0(1)               31,320,800/0(2)

--------
(1) Of these options, 475,000 are currently exercisable only for cash.

(2) Based on the closing price of the Company's Common Stock on June 30, 1998 of $27.688

 Directors Fees

  Officer-directors currently receive no compensation for serving on the Board of Directors other than reimbursements of reasonable expenses incurred in attending meetings. Outside directors receive $9,000 per year for attending meetings on up to six different days, $1,500 for additional days and reimbursement of expenses. Each outside director also received options to purchase 20,000 shares of Common Stock upon joining the Board, 10,000 of which vested immediately, and 10,000 of which vest after a year of service.

 Employment Agreements

  On February 1, 1994, Scott Loomis entered into an employment agreement with the Company and became Vice President on April 1, 1994. Mr. Loomis was compensated at the rate of $7,000 per month until July 1, 1997 when he agreed to reduce his salary to $55,000 per year. The employment agreement is terminable by the Company without cause on ten days' prior notice. During the term of his agreement, and for a period of two years following termination of employment, Mr. Loomis will be prohibited from engaging in activities which are competitive with those of the Company and its affiliated corporations within the United States and from disclosing confidential information of the Company. See "Certain Relationships and Related Transactions."

  On March 10, 1994, the Company entered into an employment agreement with Johnny Thomas, commencing on April 1, 1994. The agreement contains substantially the same terms as Mr. Loomis' above-described agreement. On July 1, 1997, Dr. Thomas agreed to reduce his salary to $60,000 per year.

  As of April 1, 1994, the Company entered into an employment agreement with John C. Francis. The agreement contains substantially the same terms as Mr. Loomis' above-described agreement. On July 1, 1997, Mr. Francis agreed to reduce his salary to $48,000 per year.

  On February 13, 1996, the Company entered into an employment agreement with Henry A. Ingalls. The agreement's term runs from April 3, 1996 for four years. Mr. Ingalls' aggregate compensation begins at $170,000 per annum plus a minimum bonus of $30,000 per year. The compensation is subject to annual escalations at the greater of 5% or the general inflation rate. The Agreement contains a covenant by Mr. Ingalls not to compete against the Company during the term and for a two-year period thereafter. Mr. Ingalls also received options to purchase up to 1,250,000 shares of Common Stock, exercisable at $2.12 per share vesting over five years, but immediately exercisable for cash. See "Stock Options" below. Upon termination without cause, Mr. Ingalls would be entitled to two years' compensation. In the event there is a material change in the ownership or management of the Company and at any time thereafter Mr. Ingalls is either terminated or, in his sole determination, there is a significant change in his duties, responsibilities, principal location of employment or compensation, Mr. Ingalls shall be vested in full in all stock options granted pursuant to his employment agreement and shall be entitled to receive his full compensation and other employee benefits for three years from the date of termination or his determining that such a change has occurred. For purposes of Mr. Ingalls' Employment Agreement, "change in control" refers to a change in the management and "control" owners of the corporation, consisting of Johnny R. Thomas, John C. Francis and Scott J. Loomis.

  On November 18, 1997, the Company entered into an employment agreement with Thomas B. Rice. The agreement's term runs from January 1, 1998 for four years. Dr. Rice's salary begins at $120,000 and is subject to annual increases as determined by the Compensation Committee. Dr. Rice also received options to purchase up to 500,000 shares of Common Stock at prices ranging from $8.50 to $10.00 per share vesting over four years. The agreement contains a covenant by Dr. Rice not to compete against the Company during the term and for a two to five-year period thereafter. Upon termination without cause, or if Dr. Rice voluntarily terminates the agreement upon at least nine months' notice (and assists in the transition process), Dr. Rice would be entitled to one year's compensation from the date of involuntary termination or notice of voluntary termination and become vested in his stock options which would otherwise become vested within 12 months from such date. In the event there is a change in the Chief Executive Officer of the Company and at any time thereafter Dr. Rice is either terminated or, in his sole determination, there is a significant change in his duties, responsibilities, or compensation, Dr. Rice shall be vested in full in all stock options granted pursuant to his employment agreement and shall be entitled to receive his full compensation, less $1.00, and other employee benefits for two years from the date of termination or his determining that such a change has occurred. In addition for a one-year period following the change of Chief Executive Officer, Dr. Rice has the option to terminate the agreement without justification and be vested in his stock options, which would otherwise become vested on the next anniversary date of employment and receive his full compensation for one year following such termination.

  On November 19, 1997, the Company entered into an employment agreement with Kent Schulze. The agreement's term runs from January 1, 1998 for four years. Mr. Schulze's salary begins at $187,500 and is subject to annual increases as determined by the Compensation Committee. Mr. Schulze also received options to purchase up to 400,000 shares of Common Stock at prices ranging from $9.25 to $13.25 per share vesting over four years. The agreement contains a covenant by Mr. Schulze not to compete against the Company during the term and for a two year period (one year if he is terminated without cause) thereafter. Upon termination without cause, Mr. Schulze would be entitled to one year's compensation from the date of such involuntary termination and become vested in his stock options which would otherwise become vested within 12 months from such date. In the event there is a change in the Chief Executive Officer of the Company, Mr. Schulze would have substantially the same rights as those granted in Dr. Rice's agreement, described above.

  On August 5, 1998, the Company entered into an employment agreement with Randy Ingram terminable for cause or without cause upon 10 working days' notice. If the agreement is terminated without cause, Mr. Ingram will receive 12 months salary as severance pay and be vested in the options which would otherwise have vested on the next anniversary of employment following such termination. The agreement contains a covenant by Mr. Ingram not to compete against the Company during the term and for a one-year period thereafter. If Mr. Ingram voluntarily terminates the agreement, Mr. Ingram would not be entitled to any compensation and not have any rights to exercise stock options exercisable upon termination. In the event there is a change in the Chief Executive Officer of the Company and at any time thereafter Mr. Ingram is either terminated or, in his sole determination, there is a significant change in his duties, responsibilities, or compensation, Mr. Ingram shall be vested in full in all stock options granted pursuant to his employment agreement and shall be entitled to receive his full compensation, less $1.00, and other employee benefits for two years from the date of termination or his determining that such a change has occurred. In addition, for a one-year period following the change of Chief Executive Officer, Mr. Ingram has the option to terminate the agreement without justification and be vested in his stock options, which would otherwise become vested on the next anniversary date of employment and receive his full compensation for one year following such termination. Mr. Ingram is currently receiving a salary of $150,000 per annum. Under his employment agreement, Mr. Ingram was granted stock options to purchase 250,000 shares of Common Stock exercisable at $15.5625 per share and vesting 50,000 shares upon signing of the employment agreement and 50,000 on each of the four subsequent anniversary dates.

RELATED PARTY TRANSACTIONS

  On June 17, 1997, the Company retained James W. Hopkins (the "Consultant"), a director of the Company, pursuant to a consulting agreement for a term commencing July 1, 1997 and continuing through June 30, 1998 (the "Consulting Agreement"). The Company entered into the Consulting Agreement to capitalize on the Consultant's knowledge and expertise in the seed business and to ensure that the Consultant will not compete with ABT. The Consulting Agreement provides that the Consultant shall provide up to 25 days of consulting services on specific projects, as requested by the Company's Chief Executive Officer, provided that the projects do not conflict with other seed business obligations of the Consultant. The Consultant may also propose ideas or concepts to the Company. The Company shall have exclusive control over deciding whether to proceed with any proposal. In compensation for his services, the Consultant received a retainer of options to purchase 5,000 shares of Common Stock at $5.50 per share through June 30, 1999, and shall receive $750 per day of actual consulting services, plus pre-approved expenses. Mr. Hopkins was paid $18,375 for consulting services provided during Fiscal 1998.

  On January 6, 1998, in connection with the Company's acquisition of Lofts Seed Company, the Company entered into a management services agreement with Budd Services Inc. (now known as "The Budd Group"). Richard P. Budd, one of the Directors of the Company, is Chief Executive Officer of The Budd Group. Under such agreement, the Company contracted with The Budd Group for certain accounting and human resources services in consideration of which the Company paid The Budd Group approximately $100,000 per month. The agreement with The Budd Group has been terminated as of the end of business on December 31, 1998 and the services provided thereunder will be performed internally by the Company.

STOCK BONUS PLAN

  The Company adopted an Employee Stock Bonus Plan (the "Bonus Plan") effective May 24, 1994 providing for the issuance of up to 40,000 shares of Common Stock per year to any employee, consultant, officer or director, up to an aggregate of 400,000 shares for the entire Bonus Plan. Pursuant to the Bonus Plan, employees of the Company are eligible to receive a stock bonus at the discretion of the managing committee based on length of service and contribution or potential value to the Company. As of the date hereof, no bonus shares have been issued.

STOCK OPTIONS

  The Company has established the AgriBioTech, Inc. 1994 Employee Stock Option Plan, as amended (the "Plan"). The Plan is intended to provide the employees, directors, independent contractors and consultants of the Company with an added incentive to continue their services to the Company, and to induce them to exert their maximum efforts toward the Company's success. The Plan provides for the grant of options to qualified directors, employees (including officers), independent contractors and consultants of the Company to purchase an aggregate of 3,600,000 shares of Common Stock, but no more than 300,000 options may be granted to any one person in any two-year period. The Plan is currently administered by the Stock Option Committee of the Board of Directors. The Committee determines, among other things, the persons to be granted options under the Plan, the number of shares subject to each option and the option price.

  The Plan allows the Company to grant incentive stock options ("ISOs"), as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), Non-Qualified Stock Options ("NQSOs") not intended to qualify under Section 422(b) of the Code and Stock Appreciation Rights ("SARs"; collectively, "Options") at any time within 10 years from the date the Plan was adopted. The exercise price of ISOs may not be less than the fair market value of the Common Stock on the date of grant, provided that the exercise price of ISOs granted to an optionee owning more than 10% of the outstanding Common Stock may not be less than 110% of the fair market value of the Common Stock on the date of grant. In addition, the aggregate fair market value of stock with respect to which ISOs are exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. Options shall have a term of no more than ten years, except that ISOs granted to an optionee owning more than 10% of the Outstanding Common Stock shall have a term of no more than five years and must be granted to and exercised by employees of the Company (including officers). Options are not transferable, except upon the death of the optionee.

  At December 31, 1998 an aggregate of 1,800,000 options were outstanding under the Plan, at prices ranging from $2.00 to $27.688, including 20,000 options to Kent Schulze, President, Chief Operating Officer and a Director of the Company, 50,000 options to Randy Ingram, Chief Financial Officer, and 20,000 options to an independent director of the Company. Options to purchase an aggregate of 1,700,000 shares of Common Stock were available for future grants under the Plan as of December 31, 1998.

  In addition, as of December 31, 1998 officers, key employees and consultants of the Company held options to purchase an aggregate of 7,200,000 shares of Common Stock outside of the Plan, exercisable for up to ten years ending in 2006, at prices ranging from $2.00 to $25.63 per share. Mr. Schulze held five-year options to purchase up to an aggregate of 400,000 shares of Common Stock at prices ranging from $9.25 to $13.25 per share, Dr. Rice held five-year options outside of the Plan to purchase up to an aggregate of 500,000 shares of Common Stock at prices ranging from $8.50 to $10.00 per share and Mr. Ingram held five year options outside of the Plan to purchase up to 250,000 shares of Common Stock at $15.5625 per share. Such options vest over three to six-year periods.

RETIREMENT PLAN

  The Company has a defined contribution plan (the "401(k) Plan") which covers all employees. Eligible employees may contribute up to 30 percent of their annual compensation, not to exceed the statutory maximum.

The Company may make discretionary contributions. Participants are immediately vested in their contribution and vest 20 percent per year in the Company's contributions for each year of service after the first year. The Company made no contributions to the 401(k) Plan in Fiscal 1997 or 1996. Beginning in January 1998, the Company began matching employee contributions to the 401(k) Plan up to 50% of the first 4% of the employees' compensation for employees whose base compensation is $60,000 or less. For other employees, the Company's matching is limited to 50% of the first 2% of amounts contributed by the employees. No matching contributions are made for officers of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company has a Compensation Committee consisting of Richard P. Budd and James W. Hopkins which has the responsibility of setting executive compensation. There are no compensation committee (or Board of Directors) interlock relationships with respect to the Company.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Company's compensation program for its executive officers and other senior management is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is composed entirely of independent outside directors. The Compensation Committee's role is to assure that the Company's compensation strategy is aligned with the best interests of the stockholders, and that the Company's compensation structure will allow for fair and reasonable base salaries and the opportunity for senior management to earn short-term and long-term compensation that reflects Company and individual performance, consistent with industry practice. Because the Company's success in implementing its business strategy is dependent upon the performance of its executive officers and other senior management, the Company's compensation philosophy is that compensation for its executive officers and senior management should be tied directly to the performance of the Company, and that these executives should share in the same risks and rewards as the Company's stockholders. The Company's compensation philosophy for executives provides for relatively low cash compensation complemented with stock options that tie the total benefits of such executives to appreciation of stock value similar to that of stockholders in general. This philosophy, which the Company has followed since it became a publicly owned company, is reflected in the individual employment agreements between the Company and its executive officers and other senior management. On July 1, 1997, to tie their compensation even more closely to the performance of the Company, and to highlight senior management's goal of maximizing value for the Company's stockholders, the Company's Chief Executive Officer and two other officers voluntarily reduced their salaries to levels beneath those provided in their respective employment agreements.

  Salary ranges within the Company for all personnel, not just executive officers, are based on skill level and experience required to perform the duties, along with the position's level of importance to overall Company operations. Individual salary ranges are established at levels that provide internal equity, as well as competitiveness with similar positions in other companies with similar businesses. Merit salary increases are determined annually based on job performance and current salary level within the salary range set for that position. Each of the Company's executive officers and other senior management is employed pursuant to an employment agreement that sets forth compensation arrangements. Each executive officer's performance review includes achievement against an established set of management responsibilities, as well as specific individual objectives. Objectives relate to the business function of that officer and may include financial performance objectives (i.e., achievement of specified goals), as well as other objectives relating to the individual's particular role in the Company.

  On March 10, 1994, the Company entered into an employment agreement with Dr. Thomas, commencing on April 11, 1994. Under this agreement, Dr. Thomas was compensated at the rate of $7,000 per month until July 1, 1997 when he agreed to reduce his salary to $60,000 per year. The Compensation Committee believes this salary is considerably below that paid to persons in similar positions with similar responsibilities in other companies in the seed industry, as well as other companies of comparable size. Dr. Thomas has opted to focus the efforts of the Company on increasing stockholder value in anticipation of achieving greater rewards through appreciation on the value of the Company's Common Stock owned by him along with all of the Company's public stockholders.

  Each of the Company's executive officers and members of senior management are employed pursuant to employment contracts, the terms of which were approved by the Company's Board of Directors, that provide for the individual's compensation. The Compensation Committee has reviewed the terms of these employment agreements and determined that no changes were warranted at this time.

                                          Compensation Committee

                                          Richard P. Budd
                                          James W. Hopkins

PERFORMANCE GRAPH

  The following graph compares on a cumulative basis the yearly change, assuming dividend reinvestment, from May 24, 1995, the date the Company's Common stock first began trading on the Nasdaq Small-Cap market, through December 31, 1997 in (a) the total shareholder return on the Company's Common Stock with (b) the total return on the Russell 2000 Index and (c) the total return on a selected peer group index (the "Peer Group"). The Russell 2000 has been selected as the required broad entity market index. The Peer Group is an index weighted by the relative market capitalization of the following four companies: DEKALB Genetics Crop., Delta & Pine Land Co., Mycogen Corp., and Pioneer Hi-Bred international Inc. The four companies comprising the Peer Group were identified by the Company as those public companies whose operations are concentrated in the seed industry. The graph below assumes that $100 has been invested in each of the Company, the Russell 2000 Index and the Peer Group.


                                [INSERT GRAPH]

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" ALL THE
                 NOMINEES LISTED IN THE FOREGOING PROPOSAL 1.

            PROPOSAL 2--RATIFICATION OF AMENDMENT TO THE COMPANY'S
 ARTICLES OF INCORPORATION THEREBY INCREASING THE NUMBER OF AUTHORIZED SHARES
                OF COMMON STOCK FROM 75,000,000 TO 100,000,000.

  At the Annual Meeting, Stockholders will be asked to ratify an amendment to the Company's Articles of Incorporation (the "Articles") proposed by resolution of the Board of Directors which would increase the number of authorized shares of Common Stock from 75,000,000 to 100,000,000.

  The Company's authorized capital stock currently consists of 75,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of the December 31, 1998 Record Date, [41,000,000] shares of Common Stock were outstanding, 3,100,000 shares were issuable under the 1994 Employee Stock Option Plan, 7,200,000 shares were issuable upon exercise of options granted outside of the option plan, 400,000 shares were issuable under the Company's Employee Stock Bonus Plan 1,516,500 shares were issuable upon exercise of outstanding warrants and no shares of Preferred Stock were outstanding. Accordingly, as of the Record Date, if all options and warrants were exercised [52,300,000] shares of Common Stock would be outstanding. In addition, the Company has signed letters of intent to acquire two separate companies under which the Company's Common Stock would be issued as part of the purchase price. The Company has reserved 2,800,000 shares for issuance in future acquisitions, including those currently pending. The Common Stock has no preemptive or other subscription rights.

  On October 8, 1998, the Company announced it had retained Merrill Lynch & Co. as its investment banker primarily to explore alternatives to maximize shareholder value and subsequently added Deutsche Bank Securities as an advisor for such transactions. The Company has said it is exploring all alternatives, including the option of a strategic equity partner or fund willing to acquire at least a 20% interest in the Company, up to a complete acquisition of the Company. To the extent required by Nevada law or NASDAQ regulations, shareholder approval will be solicited in connection with either an initial investment in the Company and/or the merger which could result from an initial investment. Regardless of whether shareholder approval is required, the Company needs shares of Common Stock available for issuance in order to effect such a transaction.

  On December 8, 1998, the Company announced it had obtained a commitment for long-term debt funding for a minimum of $25 million. In the event that convertible securities are issued in such transaction, the Company would need to have additional shares of Common Stock reserved for issuance.

  Furthermore, to achieve its stated objectives, the Company anticipates continuing its growth through acquisitions. The Company has no present plans to enter into any other transaction involving the issuance of Common Stock other than as described above, however, needs to have the flexibility to do so.

  Based on the above, the board of directors believes that the number of authorized shares should be increased at this time. The additional shares of Common Stock proposed to be authorized would be available and provide to the Board of Directors flexibility to meet future capital requirements including shares that could be utilized in connection with the growth of the Company through acquisitions, to take advantage of propitious market conditions, in connection with financing opportunities and for stock dividends or splits should the Board decide that it would be desirable, in light of market conditions then prevailing, to broaden the public ownership of, and to enhance the market for, the Common Stock. Additional shares would also be available for employee benefit programs, at the discretion of the Board of Directors of the Company, without the delays and expenses ordinarily attendant upon obtaining further stockholder approval. To the extent required by Nevada law, stockholder approval will be solicited in the event shares of stock are to be issued in connection with a merger (e.g., in the sale of the Company's business), but, in general, the additional authorized shares may be issued by the Board of

Directors without stockholder approval. The issuance of such shares would dilute the voting power and, in many cases, the liquidation value of the outstanding shares.

  The affirmative vote of the majority of shares issued and outstanding is required to ratify the amendment to the Articles, except as described on page 1 above.

  The proposed Amendment to the Articles is as follows:

  "FOURTH: (a) The Corporation is authorized to issue one hundred ten million (110,000,000) shares, consisting of one hundred million (100,000,000) shares of common stock, $.001 par value ("Common Stock"), and ten million (10,000,000) shares of preferred stock, $.001 par value ("Preferred
Stock"). . . . ."

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ADOPTION OF THE AMENDMENT TO THE ARTICLES INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON
                               STOCK--PROPOSAL 2

                            ADDITIONAL INFORMATION

OTHER MATTERS

  The Board of Directors is not aware of any business to be presented at the Annual Meeting except the matters set forth in the Notice and described in this Proxy Statement. Unless otherwise directed, all shares represented by Board of Directors' Proxies will be voted in favor of the proposals of the Board of Directors described in this Proxy Statement. If any other matters come before the Annual Meeting, the persons named in the accompanying Proxy will vote on those matters according to their best judgment.

AUDITORS

  KPMG Peat Marwick LLP is the accounting firm that examined and reported on the Company's financial statements for the last fiscal year. It is expected that representatives of the firm will be present at the meeting to make any statements they desire to make and to answer questions directed to them. The Board of directors has not yet selected auditors for the 1999 fiscal year pending the completion of the process to explore alternatives to maximize shareholder value discussed under Proposal 2 above.

EXPENSES

  The entire cost of preparing, assembling, printing and mailing this Proxy Statement, the enclosed Proxy and other materials, and the cost of soliciting Proxies with respect to the Annual Meeting, will be borne by the Company. The Company will request banks and brokers to solicit their customers who beneficially own shares listed of record in names of nominees, and will reimburse those banks and brokers for the reasonable out-of-pocket expenses of such solicitations. The original solicitation of Proxies by mail may be supplemented by telephone and facsimile by officers and other regular employees of the Company, but no additional compensation will be paid to such individuals.

STOCKHOLDER PROPOSALS

  No person who intends to present a proposal for action at a forthcoming stockholders' meeting of the Company may seek to have the proposal included in the proxy statement or form of proxy for such meeting unless that person (a) is a record beneficial owner of at least $2,000 in market value of shares of Common Stock, has held such shares for at least one year at the time the proposal is submitted, and such person shall continue to own such shares through the date on which the meeting is held, (b) provides the Company with a written statement from the "record" holder of the Company's Common Stock beneficially owned by the person seeking to present a proposal, if such name is different from the name of the beneficial owner, verifying beneficial ownership for at least one year at the time the proposal was submitted; and a written statement from the beneficial owner verifying such person's intent to continue to own such shares through the date on which the meeting is held, (c) notifies the Company of his intention to appear personally at the meeting or by a qualified representative under Nevada law to present his proposal for action and (d) submits his proposal timely. A proposal to be included in the proxy statement or proxy for the Company's next annual meeting of stockholders, will be submitted timely only if the proposal has been received at the Company's principal executive office no later than September [13,] 1999. If the date of such meeting is changed by more than 30 calendar days from the date such meeting is scheduled to be held under the Company's By-Laws, or if the proposal is to be presented at any meeting other than the next annual meeting of stockholders, the proposal must be received at the Company's principal executive office at a reasonable time before the solicitation of proxies for such meeting is made.

  Even if the foregoing requirements are satisfied, a person may submit only one proposal with a supporting statement of not more than 500 words, if the latter is requested by the proponent for inclusion in the proxy materials, and under certain circumstances enumerated in the Securities and Exchange Commission's rules relating to the solicitation of proxies, the Company may be entitled to omit the proposal and any statement in support thereof from its proxy statement and form of proxy.

AVAILABLE INFORMATION

  Copies of the Company's Annual Report on Form 10-K for the year ended June 30, 1998, and each Quarterly Report, as filed with the Securities and Exchange Commission, including the financial statements, can be obtained without charge by stockholders (including beneficial owners of the Company's Common Stock), and exhibits may be obtained at a reasonable charge, upon written request to John C. Francis, the Company's Secretary, at 120 Corporate Park Drive, Henderson, NV 89014. The Company's EDGAR filings, including exhibits, can be obtained from the Commission's World Wide Web site: www.sec.gov.

                                          By Order of The Board of Directors

                                          John C. Francis
                                          Secretary

Henderson, Nevada
January   , 1999

PROXY                          AGRIBIOTECH, INC.

  The undersigned, a holder of Common Stock of AgriBioTech, Inc., a Nevada corporation (the "Company"), hereby appoints JOHNNY R. THOMAS and JOHN C. FRANCIS, and each of them, the proxies of the undersigned, each with full power to appoint their substitutes, and hereby authorizes them to attend, represent and vote for the undersigned, all of the shares of the Company held of record by the undersigned on December 31, 1998, at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company, at 120 Corporate Park Drive, Henderson, Nevada 89014 at 10:00 a.m. (Local Time), on February 22, 1999 and any adjournment(s) thereof, as follows:

  1. Election of Directors, as provided in the Company's Proxy Statement:

      FOR all nominees listed              WITHHOLD AUTHORITY
      below. [_]                           to vote for all
                                           the nominees
                                           listed below. [_]

(Instructions: To withhold authority to vote for any individual nominee, strike a line through or otherwise strike out the nominee's name below.)

              [_] Johnny R. Thomas [_] Scott J. Loomis [_] John C. Francis
              [_] Kent Schulze [_] James W. Hopkins [_] Richard P. Budd

  2. The amendment to the Company's Articles of Incorporation to authorize an increase in the number of authorized shares of Common Stock from 75 million to 100 million shares.

                     [_] FOR    [_] AGAINST     [_] ABSTAIN


  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED HEREON. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED IN PROPOSAL 1, FOR THE ADOPTION OF PROPOSAL 2 AND AS SUCH PROXIES SHALL DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING. EACH MATTER ABOVE WAS PROPOSED BY THE BOARD OF DIRECTORS.

  The undersigned acknowledges receipt of a copy of the Notice of Annual
Meeting and accompanying Proxy Statement dated January   , 1999 relating to the
Annual Meeting and the 1998 Annual Report to Stockholders.

                                             -----------------------

                                             -----------------------
                                                 SIGNATURE(s) OF
                                                 STOCKHOLDER(s)

                                             The signature(s) hereon should
                                             correspond exactly with the name(s)
                                             of the Stockholder(s) appearing on
                                             the Stock Certificate. If stock is
                                             jointly held, all joint owners
                                             should sign. When signing as
                                             attorney, executor, administrator,
                                             trustee or guardian, please give
                                             full title as such. If signer is a
                                             corporation, please sign the full
                                             corporate name, and give title of
                                             signing officer.

                                             Date: ___________, 1999

  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF AGRIBIOTECH, INC. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. IT IS IMPORTANT THAT YOU VOTE.